Exhibit 10.36

Roivant Sciences Ltd.
Performance Restricted Stock Unit Award Grant Notice
(2021 Equity Incentive Plan)

Roivant Sciences Ltd. (the “Company”), pursuant to its 2021 Equity Incentive Plan (the “Plan”), hereby grants to the Participant a Performance Restricted Stock Unit Award (the “PSU Award”) of the number of Performance Restricted Stock Units (each a “PSU” and, together, the “PSUs”) as set forth below. Each PSU is an obligation of the Company to deliver one common share of the Company (each, a “Common Share”) after any applicable vesting restrictions with respect to the PSUs are satisfied.  The PSUs are subject to all of the terms and conditions as set forth in this Performance Restricted Stock Unit Award grant notice (this “PSU Grant Notice”), the Performance Restricted Stock Unit Award agreement (the “PSU Award Agreement” and, together with this PSU Grant Notice, the “PSU Agreement”) and the Plan, both of which are attached hereto and incorporated into this PSU Grant Notice in their entirety.  Capitalized terms not explicitly defined in this PSU Grant Notice but defined in the Plan or the PSU Award Agreement will have the same definitions as in the Plan or the PSU Award Agreement.  If there is any conflict between the terms in this PSU Grant Notice and the Plan, the terms of the Plan will control.

Participant:	[•] (“Participant”)
Grant Date:	[•] (“Grant Date”)
Total Number of PSUs:	[•]
Vesting:
The PSUs shall consist of six (6) vesting tranches, with the number of PSUs allocated to each such tranche set forth in the table below (each, a “Tranche”).

Each Tranche of PSUs will vest on the first date that both of the “Service Condition” and the “Performance Condition” applicable to such Tranche have been satisfied (together, the “Vesting Conditions”).

Any PSUs underlying any Tranche that has satisfied both of the applicable Vesting Conditions in accordance with this PSU Agreement as of any relevant date of determination are referred to as the “Vested PSUs” and the date on which both such Vesting Conditions applicable to any Tranche of PSUs have been satisfied in accordance with the terms of this PSU Agreement is referred to as the “Vesting Date”. Any PSUs underlying any Tranche that has not satisfied both of the Vesting Conditions in accordance with this PSU Agreement as of any relevant date of determination are referred to as the “Unvested PSUs”.

The Committee shall have sole and exclusive authority and discretion to make all determinations and resolve all ambiguities, questions and disputes relating to the satisfaction of the Performance Condition and/or Service Condition and the level of earning and vesting of the PSUs.

Performance Condition:
Subject to the terms set forth below, the Performance Condition applicable to each Tranche will be deemed satisfied on the first date during the Performance Period (as defined below) upon which the Share Price Hurdle Achievement (as defined below) with respect to such Tranche has occurred, in accordance with the following table:

	Tranche	% of PSUs	Share Price Hurdle (per share)
	First Tranche	14.71%	$15.00
	Second Tranche	7.35%	$17.50
	Third Tranche	8.82%	$20.00
	Fourth Tranche	11.77%	$22.50
	Fifth Tranche	22.06%	$25.00
	Sixth Tranche	35.29%	$30.00

For purposes of this PSU Agreement:

•    “Performance Condition Satisfaction Date” means, with respect to any Tranche of PSUs, the date during the Performance Period on which Share Price Hurdle Achievement occurs with respect to such Tranche.

•    “Performance Period” means the period beginning on the Grant Date and ending on the fifth (5th) anniversary thereof.

•    “Share Price Hurdle” means the price per Common Share set forth in the table above; provided that the Share Price Hurdles set forth in the table above shall be equitably adjusted by the Committee in order to prevent the dilution or enlargement of benefits intended to be provided under this PSU Agreement in the event of Capitalization Adjustments.

•    “Share Price Hurdle Achievement” means, with respect to any applicable Tranche, the occurrence of (a) the trailing thirty (30) consecutive trading day volume weighted average trading price per Common Share (rounded to the nearest second decimal place), as reported following the close of any trading day by Bloomberg L.P. (or its successor, or if not available, by another authoritative source selected by the Committee) on any trading day during the Performance Period, beginning on the thirtieth (30th) trading day of the Performance Period (the “30-Day VWAP”) exceeding (b) the Share Price Hurdle applicable to such Tranche.  Notwithstanding anything to the contrary herein, the Share Price Hurdle Achievement for any Tranche must occur with respect to trading days occurring during the Performance Period, and any trading days outside of the Performance Period will not be taken into account for purposes of determining whether the Share Price Hurdle Achievement for any Tranche has occurred; provided, however, if the Performance Period ends when the 30-Day VWAP immediately prior to (and including) the closing price on the last day of the Performance Period is between $25.00 and $30.00 (such share price, the “Final Share Price”), then a pro-rata portion of the PSUs underlying the Sixth Tranche of PSUs will be deemed to have satisfied the Performance Condition on the last day of the Performance Period, determined as follows: (i) the number of PSUs underlying the Sixth Tranche multiplied by (ii) a fraction, (A) the numerator of which is equal to (x) the Final Share Price minus (y) $25.00, and (B) the denominator of which is $5.00 (the “Sixth Tranche Proration Treatment”). In the event the Shares are not listed on The Nasdaq Global Select Market as of any relevant date of determination during the Performance Period, then any reference in this Award Agreement to The Nasdaq Global Select Market will be deemed to refer to the principal securities exchange or market on which the Common Shares are traded or quoted.

For the avoidance of doubt, the PSUs underlying any Tranche shall be forfeited and cancelled in their entirety without any payment to the extent that the Share Price Hurdle Achievement for such Tranche does not occur.

Service Condition:
Subject to the terms and conditions of this PSU Agreement, the Service Condition applicable to each Tranche will be satisfied on the first anniversary of the Performance Condition Satisfaction Date applicable to such Tranche (such first anniversary date, the “Service Condition Satisfaction Date”), subject to the Participant’s Continuous Service through such applicable Service Condition Satisfaction Date. For the avoidance of doubt, satisfaction of the Service Condition applies on a Tranche-by-Tranche basis, with each Tranche having a separate Service Condition Satisfaction Date, which will be the one-year anniversary of the Performance Condition Satisfaction Date applicable to such Tranche (which may vary from Tranche to Tranche).  Notwithstanding the foregoing, the Service Condition shall not apply in the event of a termination of Continuous Service due to death or Disability.

Change in Control:
Notwithstanding anything to the contrary in this PSU Agreement, in the event of a Change in Control prior to the end of the Performance Period, with respect to any Tranche of PSUs for which the Performance Condition has not otherwise been previously satisfied prior to the date of such Change in Control, the Performance Condition applicable to such Tranche shall be deemed satisfied, as of immediately prior to the consummation of such Change in Control, to the extent that the price per Share received by the Company’s shareholders pursuant to such Change in Control (including the per share value of any other consideration received by the Company’s shareholders pursuant to such Change in Control) (the “Transaction Price Per Share”) exceeds the Share Price Hurdle applicable to such Tranche, as determined by the Committee in its good faith discretion.

Notwithstanding anything to the contrary herein, if the Transaction Price Per Share is less than or equal to the Share Price Hurdle applicable to any Tranche for which the Performance Condition has not otherwise been satisfied as of the date of such Change in Control, the PSUs underlying any such Tranche shall be forfeited and cancelled in their entirety without any payment to Participant (subject to the Sixth Tranche Proration Treatment described above, assuming for these purposes that the Transaction Price Per Share is the Final Share Price).  For the avoidance of doubt, the Performance Period shall be deemed to end on the date of the Change in Control and achievement of the Performance Condition for any Tranche which has not previously satisfied will be assessed as of such date based on the Transaction Price Per Share.

For the avoidance of doubt, in the event of a Change in Control, any outstanding Tranche of PSUs which has either previously satisfied the Performance Condition prior to the date of such Change in Control, or which is deemed to have satisfied the Performance Condition upon the Change in Control based on the Transaction Price Per Share, as described above, shall remain outstanding and eligible to vest based on the satisfaction of the Service Condition (subject to the provisions regarding treatment upon a termination of Continuous Service, as set forth below).
Termination of Continuous Service:
Except as provided below, in the event of the termination of the Participant’s Continuous Service for any reason prior to the Service Condition Satisfaction Date (for the avoidance of doubt, regardless of whether the Performance Condition has been previously satisfied), any Unvested PSUs will be immediately forfeited and canceled without any payment to the Participant as of the date of the Participant’s termination of Continuous Service (the “Termination Date”) (and, for the avoidance of doubt, any Vested PSUs will remain outstanding in accordance with the terms of this PSU Agreement and the Plan).

Notwithstanding anything to the contrary herein, in the event of the termination of the Participant’s Continuous Service (x) by the Company without Cause (as defined below), (y) due to the Participant’s death or Disability (as defined below) or (z) due to the Participant’s resignation for Good Reason (as defined below), any Tranche of PSUs that has previously satisfied the Performance Condition shall be deemed to fully vest (and the PSUs underlying such Tranche shall constitute Vested PSUs) as of the Participant’s Termination Date (any such PSUs, the “Accelerated PSUs”). For the avoidance of doubt, the foregoing acceleration shall apply only to a Tranche of PSUs to the extent the foregoing described qualifying termination of Continuous Service occurs on or after the Performance Condition Satisfaction Date and before the Service Condition Satisfaction Date applicable to such Tranche.

Notwithstanding anything to the contrary herein, in the event of the Participant’s termination of Continuous Service for Cause, all outstanding PSUs (whether Vested PSUs or Unvested PSUs) will be forfeited and canceled in their entirety without any payment to the Participant.

For purposes of this Agreement, “Cause” and “Good Reason” shall have the meanings ascribed to such terms in the Participant’s employment agreement with the Roivant Sciences, Inc. (as amended from time to time) (the “Employment Agreement”).

For purposes of this PSU Agreement, “Disability” shall have the meaning set forth in the Participant’s Employment Agreement, provided that the existence of a Disability shall be determined by the Committee in its sole and absolute discretion.

Post-Vesting Holding Period:
Notwithstanding anything to the contrary herein or in the Plan, the Participant may not, directly or indirectly, sell, dispose of, transfer, alienate, hypothecate, assign, make any short sale of, grant any option for the purchase of, or enter into any hedging, pledging or similar transaction with the same economic effect as a sale with respect to, any Common Shares issued to the Participant upon settlement of any Vested PSUs for a period of two (2) years immediately following the applicable Service Condition Satisfaction Date (the “Post-Vesting Holding Period”); provided that, with respect to any Accelerated PSUs, the Post-Vesting Holding Period shall in no event end prior to the second anniversary of the originally scheduled Service Condition Satisfaction Date applicable to such Accelerated PSUs.

Notwithstanding the foregoing, (i) the Post-Vesting Holding Period shall not apply with respect to any Common Shares required to be withheld, tendered or sold to satisfy applicable Tax Withholding Obligations (as defined in the PSU Award Agreement) pursuant to the terms of Section 11(b) of the PSU Award Agreement, and (ii) the Post-Vesting Holding Period shall cease to apply (A) upon the occurrence of a Change in Control or (B) upon the  termination of the Participant’s Continuous Service due to death or Disability.

Release of Claims:
The Participant agrees and acknowledges that the vesting and settlement of the PSUs is conditioned upon the Participant’s timely execution and non-revocation of the release of claims provided to the Participant by the Company on the date hereof (the “Release”). Accordingly, and notwithstanding anything to the contrary herein, in the event the Participant fails to timely execute the Release within the consideration period set forth in the Release, or the Participant timely executes the Release but thereafter revokes the Release, the PSUs shall be automatically forfeited and cancelled in their entirety immediately following the expiration of such consideration period or upon the revocation of the Release, as applicable.

Additional Terms/ Acknowledgements:
The Participant acknowledges receipt of, and understands and agrees to, this PSU Grant Notice, the PSU Award Agreement and the Plan.  The Participant acknowledges and agrees that PSU Agreement may not be modified, amended or revised except as provided in the Plan.  The Participant further acknowledges that as of the Grant Date, this PSU Agreement and the Plan set forth the entire understanding between the Participant and the Company regarding this PSU Award and supersede all prior oral and written agreements, promises and/or representations on that subject with the exception of (i) Stock Awards previously granted and delivered to the Participant, (ii) any compensation recovery policy or share ownership guidelines that is adopted by the Company or is otherwise required by applicable law and (iii) any written employment or severance arrangement that would provide for vesting acceleration of the PSUs upon the terms and conditions set forth therein.

By accepting this PSU Award, the Participant consents hereby to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

Roivant Sciences Ltd.	Participant:

By:	By:

Signature	Signature
Title:	Date:
Date:

ATTACHMENTS: PSU Award Agreement and 2021 Equity Incentive Plan

ATTACHMENT I

Roivant Sciences Ltd.

PSU Award Agreement

Pursuant to your Performance Restricted Stock Unit Award Grant Notice (“PSU Grant Notice”) and this Performance Restricted Stock Unit Award Agreement (this “PSU Award Agreement” and, together with the PSU Grant Notice, the “PSU Agreement”), Roivant Sciences Ltd. (the “Company”) has granted you a Performance Restricted Stock Unit Award (the “PSU Award”) under its 2021 Equity Incentive Plan (the “Plan”) of the number of Performance Restricted Stock Units (the “PSUs”) set forth in your PSU Grant Notice.  Each PSU, to the extent earned, represents the right to receive one common share of the Company (each, a “Common Share”) upon the vesting of the PSU.  The PSUs are granted to you effective as of the grant date set forth in the PSU Grant Notice (the “Grant Date”).  If there is any conflict between the terms in this PSU Agreement and the Plan, the terms of the Plan will control.  Capitalized terms not explicitly defined in this PSU Agreement or in the PSU Grant Notice but defined in the Plan will have the same definitions as in the Plan.

The terms and conditions of your PSUs, in addition to those set forth in the PSU Grant Notice and the Plan, are as follows:

1.            Vesting.  Your PSUs will vest as provided in your PSU Grant Notice. Except as otherwise expressly provided in your PSU Grant Notice, vesting will cease upon the termination of your Continuous Service.

2.            Number of Shares. The maximum number of Common Shares subject to your PSUs, to the extent earned, is set forth in your PSU Grant Notice, which will be adjusted for Capitalization Adjustments.

3.              No Rights as a Shareholder Prior to the Issuance of Common Shares.  Neither you nor any other Person shall become the beneficial owner of the Common Shares underlying the PSUs, nor have any rights to dividends or other rights as a shareholder with respect to the Common Shares (including voting rights), until and after such Common Shares, if any, have been actually issued to you and entered into the books and records of the Company in accordance with the terms of the Plan and this PSU Agreement. Following the issuance of Common Shares underlying any Vested PSUs, such Common Shares will be subject to the Post-Vest Holding Period set forth in your PSU Grant Notice.

4.              Whole Shares.  Your PSUs may be settled only for whole Common Shares.

5.             Securities Law Compliance.  Your PSUs may not be settled unless the Common Shares issuable upon settlement are then registered under the Securities Act or, if not registered, the Company has determined that such settlement and the issuance of the shares would be exempt from the registration requirements of the Securities Act.  The settlement of your PSUs also must comply with all other applicable laws, rules and regulations governing your PSUs and any regulation, qualification, approvals or other requirements imposed by any government or regulatory agency or body.  Your PSUs may not be settled if the Company determines that such settlement would not be in material compliance with such laws, rules, regulations, qualification, approvals or other requirements.

Appendix A-1

6.               Settlement.

(a)         On one or more dates following the date on which an PSU becomes a Vested PSU, but in no event later than the later of (a) the fifteenth (15th) day of the third (3rd) calendar month following the end of the first fiscal year of the Company in which the applicable PSU becomes a Vested PSU and (b) March 15 following the first calendar year in which the applicable PSU becomes earned and vested, the Company shall cause to be delivered to you, in full settlement and satisfaction of such Vested PSUs, the Common Shares underlying such Vested PSUs, subject to the satisfaction of applicable Tax Withholding Obligations with respect thereto in accordance with this PSU Agreement (for the avoidance of doubt, the Company may settle the Vested PSUs over multiple dates during the period described above).  The Common Shares issued in respect of your PSUs may be endorsed with appropriate legends as determined by the Company.

(b)         You hereby acknowledge and agree that you will not sell, dispose of, transfer, make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale with respect to any Common Shares or other securities of the Company held by you, for a period of up to one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act or other applicable law, in each case if so requested by the Company or the underwriter in connection therewith (the “Lock-Up Period”); provided, however, that nothing contained in this section will prevent the exercise of a repurchase option, if any, in favor of the Company during the Lock-Up Period. You further acknowledge and agree to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriters that are consistent with the foregoing or that are necessary to give further effect thereto. In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to your Common Shares until the end of such period. You also acknowledge and agree that any transferee of any Common Shares (or other securities) of the Company held by you will be bound by this Section 6(b).

7.            Transferability.  The PSUs shall not be transferable other than by will or the laws of descent and distribution; provided, however, that the Committee may, in its discretion, permit the PSUs to be transferred subject to such conditions and limitations as may be imposed by the Committee, subject to compliance with all applicable laws.  Upon receiving written permission from the Committee or its duly authorized designee, you may, by delivering written notice to the Company, in a form approved by the Company designate a third party who, on or following your death will receive rights with respect of the PSUs, if any.

8.           Termination of Continuous Service; Termination for Cause; Recoupment. The Committee (or its delegate) shall have the sole discretion to determine whether a termination of Continuous Service has occurred, the effective date of such termination, and whether such termination was for Cause.  In the event that your Continuous Service is terminated by the Company or any Subsidiary or Affiliate for Cause, all of your PSUs, whether or not vested, that have not previously been settled in Common Shares shall be automatically forfeited to the Company and cancelled without consideration.  In addition, the Board may require you to return to the Company any cash or Common Shares you received with respect to the settlement of your PSUs; provided that, if you disposed of any Common Shares you received with respect to the settlement of the PSUs, the Board may require you to pay to the Company, in cash, the Fair Market Value of such Common Shares as of the date of disposition.  The Board shall exercise the right of recoupment provided for in this Section 8 within 180 days after the Board’s discovery of the applicable activity constituting Cause or within any other period permitted pursuant to any applicable clawback or recoupment policy or as permitted by applicable law.  In addition, the PSUs (and the Common Shares underlying the PSUs) shall be subject to clawback or recoupment as contemplated by Section 8(l) of the Plan or otherwise pursuant to any applicable Company policy in effect from time to time or applicable law, including, without limitation, the Roivant Sciences Ltd. Compensation Recoupment Policy, as in effect from time to time.

9.             PSUs not a Service Contract.  Your PSUs and this PSU Agreement are not an employment or service contract, and nothing in this PSU Agreement and nothing with respect to the PSUs will be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or an Affiliate, or of the Company or an Affiliate to continue your employment.  In addition, nothing in this PSU Agreement or with respect to your PSUs will obligate the Company or an Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as a director or Consultant for the Company or an Affiliate.

Appendix A-2

10.          The Plan.  By accepting any benefit under this PSU Agreement, you and any Person claiming a benefit under or through you shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and this PSU Agreement and any action taken under the Plan by the Committee or the Company, in any case in accordance with the terms and conditions of the Plan.  This PSU Agreement is subject to all the terms, provisions and conditions of the Plan (including, without limitation, Section 8(l) of the Plan), which are incorporated herein by reference, and to such rules, policies and regulations as may from time to time be adopted by the Committee.  In the event of any conflict between the provisions of the Plan and this PSU Agreement, the provisions of the Plan shall control, and this PSU Agreement shall be deemed to be modified accordingly.

11.             Withholding Obligations.

(a)           You acknowledge that, regardless of any action taken by the Company or any Affiliate, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, or any other tax of any kind related to the PSUs and legally applicable to you (“Tax-Related Items”) is and remains your responsibility (or that of your beneficiary). You further acknowledge that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including, but not limited to, the grant, vesting or settlement of the PSUs or the subsequent sale of Common Shares acquired upon settlement of the PSUs and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate your liability for Tax-Related Items or achieve any particular tax result.

(b)           Unless otherwise determined by the Committee, upon the vesting and/or settlement of the PSUs (or as of any other date on which the value of any PSUs otherwise become includible in your gross income for tax purposes) (the “Tax Withholding Date”), you shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to you pursuant to PSUs, the amount of any applicable federal, state, local and foreign Tax-Related Items that the Company determines must be withheld with respect to the PSUs (the “Tax Withholding Obligations”). In this regard, you authorize the Company and/or any Affiliate, at their discretion, to satisfy any applicable withholding obligations with respect to all Tax-Related Items by one or a combination of the following:

(i)        instructing a registered broker chosen by the Company, at a time when you are not in possession of material nonpublic information, to sell on or as soon as administratively practicable following the applicable Tax Withholding Date, such number of Common Shares (rounded up to the next whole number) as the Company deems necessary to satisfy (i) the Tax Withholding Obligations and (ii) all applicable fees and commissions due to, or required to be collected by, the broker (the “Broker Fees”), and the broker shall (A) be required to directly remit to the Company the portion of the cash proceeds from such sale necessary in order for the Company to satisfy the Tax Withholding Obligations and (B) retain the portion of the cash proceeds from such sale required to cover the Broker Fees relating directly to such sale (the “Sell-to-Cover Method”).  Any excess Tax Withholding Obligations and Broker Fees not satisfied by the Sell-to-Cover Method as a result of insufficient proceeds from the sales pursuant thereto shall be automatically satisfied by the Company withholding such additional amounts through payroll necessary to satisfy such remaining Tax Withholding Obligations and Broker Fees.  To the extent the proceeds of such sales pursuant to the Sell-to-Cover Method exceed the Tax Withholding Obligations and the associated Broker Fees, the Company agrees to remit, or to cause the Broker to remit, to you such excess cash (without interest) as soon as administratively practicable thereafter. You hereby agree and acknowledge that the Company and the broker are under no obligation to arrange for the sale of Common Shares at any particular price under the Sell-to-Cover Method and that the broker may affect sales as provided hereunder in one or more sales and that the average price for executions resulting from bunched orders may be assigned to your account.  Your further agree and acknowledge that you will be responsible for all brokerage fees and other costs of sale associated with the Sell-to-Cover Method, and you agree to indemnify and hold the Company and the broker harmless from any losses, costs, damages, or expenses relating to any such sale.  In connection with the Sell-to-Cover Method, you shall execute any such documents requested by the broker or the Company in order to effectuate the Sell-to-Cover Method and payment of the Tax Withholding Obligations, and you agree and acknowledge that the Sell-to-Cover Method shall be subject to additional terms, conditions and documentation determined to be necessary or appropriate by the Company or the applicable broker in furtherance of this Section 11(b)(ii).  You acknowledge that this Section 11(b)(ii) (and the Sell-to-Cover Method contemplated hereby) is intended to comply with Section 10b5-1(c)(1) under the Exchange Act and shall be interpreted to comply with the requirements of Rule 10b5-1(c) under the Exchange Act; provided that, unless the Committee determines otherwise, this Sell-to-Cover Method shall be the default method by which you will satisfy all applicable Tax Withholding Obligations in respect of the PSUs;

Appendix A-3

(ii)       withholding Common Shares that are otherwise payable to you by the Company or any Affiliate upon the vesting or settlement of this Award (or any portion hereof), as applicable, in an amount sufficient to satisfy the Tax Withholding Obligations (the “net settlement” method);

(iii)         causing you to tender a cash payment sufficient to satisfy the Tax Withholding Obligations; or

(iv)          by such other method as may be permitted under the Plan or as may be acceptable to the Board.

12.           Section 280G. Notwithstanding anything to the contrary herein, except as may otherwise be expressly provided in any written agreement between you and the Company or any of its Subsidiaries or Affiliates, if you would be entitled to payments or benefits under this PSU Agreement or under any other plan, program, agreement or arrangement that would constitute “parachute payments” as defined in Section 280G of the Code and could result in any such payment or benefit being subject to an excise tax under Section 4999 of the Code, the present value of such payments and benefits will be reduced by the minimum amount necessary such that the aggregate present value of such payments and benefits do not trigger the excise tax; provided, however, no such reductions shall be given effect if you would be entitled to greater payments and benefits on an after-tax basis (taking into account the excise tax imposed pursuant to Section 4999 of the Code, any tax imposed by any comparable provision of state law, and any applicable federal, state and local income and employment taxes) than if such reductions were to be implemented. Except as otherwise expressly provided in any written agreement between you and the Company or any of its Subsidiaries or Affiliates, all determinations in applying the foregoing provisions for purposes of the “golden parachute” rules under Sections 280G and 4999 of the Code will be made by the Company and shall be final and binding on you and the Company.

13.             Tax Consequences. You hereby agree that the Company does not have a duty to design or administer the Plan or its other compensation programs in a manner that minimizes your tax liabilities.  You will not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax liabilities arising from your PSUs or your other compensation. The Company shall not be liable to you for any adverse tax consequences to you arising in connection with this PSU Award. You are hereby advised to consult with your own personal tax, financial and/or legal advisors regarding the tax consequences of this PSU Award and by accepting the PSU Award, you have agreed that you have done so or knowingly and voluntarily declined to do so. You further understand that you (and not the Company) shall be responsible for your own tax liability that may arise in connection with this PSU Award.

Appendix A-4

14.           Unsecured Obligation. Your PSU Award is unfunded, and as a holder of vested PSUs, you shall be considered an unsecured creditor of the Company with respect to the Company’s obligation, if any, to issue Common Shares or other property pursuant to this PSU Agreement.

15.            Effect on Other Employee Benefit Plans. The value of the PSU Award subject to this PSU Agreement shall not be included as compensation, earnings, salaries, or other similar terms used when calculating benefits under any employee benefit plan (other than the Plan) sponsored or maintained by the Company or any Affiliate, except as such plan otherwise expressly provides. The Company expressly reserves its rights to amend, modify, or terminate any or all of the employee benefit plans of the Company or any Affiliate.

16.            Notices.  Any notices related to your PSUs or the Plan will be given in writing (including electronically) and will be deemed effectively given upon receipt or, in the case of notices delivered by mail by the Company to you, five (5) days after deposit in the United States mail, postage prepaid, addressed to you at the last address you provided to the Company.  The Company may, in its sole discretion, decide to deliver any documents related to participation in the Plan and the PSUs by electronic means or to request your consent to participate in the Plan by electronic means.  By accepting the PSUs, you consent to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17.            Severability. If all or any part of this PSU Agreement or the Plan is declared by any court or governmental authority of competent jurisdiction to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this PSU Agreement or the Plan not declared to be unlawful or invalid. Any provision of this PSU Agreement or the Plan so declared to be unlawful or invalid shall, to the extent possible, be construed in a manner which will give effect to the terms of such provision to the fullest extent possible while remaining lawful and valid.

18.            Sections 409A and 457A. The PSU and all payments made pursuant to the PSU Grant Notice and this PSU Agreement are intended to be exempt and/or comply with Section 409A of the Code and Section 457A of the Code (including the regulations and guidance promulgated thereunder) (“Section 409A” and “Section 457A”, respectively), and shall be interpreted on a basis consistent with such intent. However, nothing herein will be construed as a guarantee by the Company of any particular tax effect to you under this Agreement, including compliance with Section 409A or Section 457A.  The Company will not be liable to you for any additional tax, penalty or interest that may be imposed on you pursuant to Section 409A or Section 457A or damages incurred by you as a result of this Agreement (and the payment and benefits hereunder) failing to comply with, or be exempt from, Section 409A or Section 457A. If it is determined that the PSU Award constitutes deferred compensation subject to Section 409A and of the Company determines that you are a “specified employee” (within the meaning set forth in Section 409A(a)(2)(B)(i) of the Code) as of the date of your “separation from service” (as defined in Section 409A), then the issuance of any shares that would otherwise be made upon the date of your separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of your separation from service, with the balance of the shares issued thereafter in accordance with the original vesting and issuance schedule set forth above, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of adverse taxation on you in respect of the shares under Section 409A of the Code. Each installment of shares underlying the PSU that vests is intended to constitute a “separate payment” for purposes of Treasury Regulation Section 1.409A-2(b)(2). The Company reserves the right to modify the terms of this PSU Agreement and the PSU Grant Notice, including, without limitation, the payment provisions applicable to your PSU, to the extent the Company determines necessary or advisable to comply with Section 409A and Section 457A.

Appendix A-5